Appendix C
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                                PROPHET 21, INC.
                               BOARD OF DIRECTORS
                             AUDIT COMMITTEE CHARTER

The Board of Directors (the "Board") has directed that an Audit Committee (the "Committee") be established to function as an overseer of Prophet 21, Inc.'s, a Delaware corporation (the "Corporation"), financial reporting process and internal controls. This Charter has been reviewed and approved by the Board.

PREAMBLE

Audit Committees generally are mandated by NYSE, AMEX and NASDAQ requirements and must be composed solely, or at least principally, of outside directors. Such a committee is generally responsible for reviewing with management the financial controls and accounting and reporting activities of the corporation. To the extent practicable, the members of the Audit Committee shall have a sufficient understanding of financial reporting and internal control principles to understand and help deal with material financial reporting and internal control issues. In performing its duties, the committee will maintain effective working relationships with the Board, management, and the internal and outside auditors.

MEMBERSHIP

The Committee shall be comprised of a minimum of three (3) independent (outside) directors. To the extent practical, the members of the Committee shall have a sufficient understanding of financial reporting and internal control principles to understand and help deal with material financial reporting and internal control issues. At least one (1) member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication.

Independent directors shall be defined as being independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member. The following persons shall not be considered independent:

      (a) a director who is employed by the Corporation or any of its affiliates for the current year or any of the past three (3) years;

      (b) a director who accepts any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for service on the Board, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

      (c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three (3) years, employed by the Corporation or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings,


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mother-in-law,   father-in-law,   brother-in-law,   sister-in-law,   son-in-law,
daughter-in-law, and anyone who resides in such person's home;

      (d) a director who is a partner in, or a controlling stockholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation's securities) that exceed five percent (5%) of the Corporation's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three (3) years;

      (e) a director who is employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

The Chief Financial Officer, or such similar executive officer, the Corporation's financial departments and the independent outside auditing firm shall assist the Committee in its efforts to perform its duties and responsibilities.

AUTHORITY

The Board  delegates  to the  Committee  the  authority  to  review,  report and recommend with regard to the (a) qualifications and selection of the Corporation's independent accountants, (b) scope, fees and results of any audit, and (c) non-audit services and related fees.

The Committee shall have direct and uninhibited access to all financial, legal and other staff and advisors of the Corporation. Advisors and staff members of the Committee may assist the Committee members in defining their roles and responsibilities, consult with Committee members regarding a specific audit or other issues that may arise in the course of the Committee's duties, and conduct independent investigations, studies or tests. The Committee shall have the authority to employ accountants, attorneys or other advisors to assist the Committee in special circumstances approved by the majority of the Board. The Committee shall meet quarterly, and, as necessary, at the call of the Board. The Committee shall submit a written report to the Board subsequent to any meeting.

The outside auditors are ultimately responsible to the Board and the Committee. Therefore, the Committee shall have the authority to select, evaluate and/or replace the Corporation's outside audit firm (or to nominate the outside auditors to be proposed for stockholder approval in any proxy statement) and outside legal counsel and the Corporation's internal senior legal counsel of record and senior auditing executive.

PRINCIPAL FUNCTIONS

The following lists the principal functions of the Committee:

o Interview and recommend which firm to engage as the Corporation's outside auditors and review and evaluate the performance of this firm on an ongoing basis. Annually, the



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   Committee shall review and recommend to the  Board the Corporation's  outside auditors, subject to stockholder approval.

o Interview and recommend which firm to engage as the Corporation's outside legal counsel and review and evaluate the performance of this firm on an ongoing basis.

o Review the outside auditors' compensation and the proposed terms of its engagement.

o Review the outside legal counsel's compensation, the proposed terms of its engagement and its independence from management.

o Review the appointment and replacement of the senior internal auditing executive and senior internal legal counsel.

o Serve as a channel of communication between the outside auditors and the Board and between the senior internal auditing executive and the Board.

o Review the results of each outside audit, including any qualifications in the outside auditors' opinion, any related management letter, management's responses to recommendations made by the outside auditors in connection with the audit, reports submitted to the Committee by the internal auditing department that are material to the Corporation as a whole and management's responses to those reports.

o Review the Corporation's annual financial statements and any significant disputes between management and the outside auditors that arise in connection with the preparation of those financial statements.

o Review the interim financial statements with management and the outside auditors prior to the filing of the Corporation's Quarterly Reports on Form 10-Q and discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the outside auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

o Consider, in consultation with the outside auditors and the senior internal auditing executive the adequacy of the Corporation's internal financial controls. Among other things, these controls must be designed to provide reasonable assurance that the Corporation's publicly reported financial statements are presented fairly and in conformity with generally accepted accounting principles.

o Consider major changes and other major questions of choice regarding the appropriate auditing and accounting principles and practices to be followed when preparing the Corporation's financial statements.

o Review the procedures employed by the Corporation in preparing published financial statements and related management commentaries.


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o  Meet periodically with management to review the Corporation's major financial risk exposures and the risks associated with any significant litigation actions being addressed by the Corporation.

o Review major issues regarding accounting principles and practices that could significantly affect the Corporation's financial statements.

o Meet with the Corporation's outside auditors prior to the commencement of the audit to review the planning and staffing of the audit and to discuss any particular areas that may require emphasis or special procedures during that particular year's audit.

o Ensure receipt from the outside auditors of a formal written statement delineating all relationships between the auditors and the Corporation, consistent with Independence Standards Board Standard 1.

o Actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact upon the objectivity and independence of the auditors.

o Take all appropriate action or recommend that the Board take appropriate action to oversee and ensure the independence of the outside auditors.

LIMITATIONS

According to Section 141(c)(2) of the Delaware General Corporation Law (the "DGCL"), there are certain powers that the Board may not lawfully delegate to the Committee. Such powers include, but are not limited to, the following:

     1. Approve, adopt or recommend to stockholders any action or matter expressly required by the DGCL to be submitted to stockholders for approval; or
     2.  Adopt, amend or repeal bylaws.

Accordingly, the Committee shall not have any authority with respect to the foregoing.

After the completion of the Corporation's annual audit, the Committee shall review with the outside auditors any problems or difficulties that the outside auditors may have encountered, any management letter provided by the auditors, and the Corporation's response to that letter. With respect to any areas identified as requiring special audit procedures, the Committee shall review the findings of the outside auditors and determine whether revisions to corporate policy or procedures are necessary. The Committee shall periodically evaluate the degree of independence of the Corporation's outside auditors, including any effect of non-audit services provided by the outside accounting firm.



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Within a similar context, the Committee shall have the authority to periodically meet with the Corporation's outside legal counsel or internal counsel to review all appropriate areas of management's activities and determine any problems or difficulties that such counsel may be encountering, any management letter provided by the Corporation's outside legal counsel and the Corporation's response to that letter.

While most meetings with outside auditors and legal counsel will be conducted in the presence of the Chief Financial Officer, or such similar executive officer, and other members of management, the Committee shall have the authority to
periodically   meet  the  outside   auditors  and  legal  counsel   without  the
participation of management to determine whether the auditors and/or legal counsel had the full cooperation of management, if there are any matters regarding the Corporation and its financial and legal affairs and records that make these outside firms uncomfortable and whether the accounting systems and controls required are in place or need strengthening in the judgment of such auditors and legal counsel.

OTHER RESPONSIBILITIES

The Committee may be also assigned other responsibilities related to the reliability of the Corporation's financial results and related matters such as preliminary review of annual and quarterly reports and review of periodic filings with the Securities and Exchange Commission.

REVIEW OF CHARTER

The Committee shall review and reassess the adequacy of this Charter on an annual basis.



Adopted by the Board of Directors
as of May 1, 2000.


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